Exhibit 99.2
Bob Brand
972-281-5335
bob.brand@kcc.com

Kimberly-Clark Announces Executive Appointment

DALLAS, Nov. 15, 2012 - Kimberly-Clark Corporation (NYSE: KMB) today announced Nancy Loewe, 45, currently vice president and treasurer, has been named Chief Strategy Officer and Treasurer, reporting to Chairman and CEO Tom Falk.

Loewe joined K-C in 2011 from Frito-Lay North America where she served as Chief Financial Officer.  She has more than 20 years of experience in global financial roles of increasing responsibility with companies like GE and PepsiCo. Over her career, she has worked in several industries including healthcare, plastics, and consumer packaged goods, and has focused on developing global talent across Europe, Asia, and North America.

“Nancy is an outstanding addition to our senior leadership team and will reach across boundaries for new ideas to improve our business,” said Chairman and CEO Thomas J. Falk. “Nancy brings a global perspective to the chief strategy role having lived and worked in Japan, China, and The Netherlands. Her strong finance, general management and strategy experience makes her the ideal candidate to assist our businesses in developing new strategic priorities as we expand around the world.”

Loewe will report to Falk.

About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C's brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 share position in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 140-year history of innovation, visit www.kimberly-clark.com.

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